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News Release For more information, please contact: MEDIA: Mike Cummins 312-549-5257 Michael.Cummins@conagra.com INVESTORS: Brian Kearney 312-549-5002 IR@conagra.com
FOR IMMEDIATE RELEASE

CONAGRA BRANDS REPORTS STRONG THIRD QUARTER RESULTS

CHICAGO, April 8, 2021— Today Conagra Brands, Inc. (NYSE: CAG) reported results for the third quarter of fiscal year 2021, which ended on February 28, 2021. All comparisons are against the prior-year fiscal period, unless otherwise noted.  Certain terms used in this release, including “Organic net sales,” “EBITDA,” and certain “adjusted” results, are defined under the section entitled “Definitions.”  See page 5 for more information.

Highlights

•	Third quarter net sales increased 8.5%; organic net sales increased 9.7%, which is above the Company’s guidance range.
•	Operating margin increased 193 basis points to 16.2%; adjusted operating margin increased 31 basis points to 16.0%, which is in-line with the Company’s guidance range.
•	Diluted earnings per share from continuing operations (EPS) for the third quarter grew 38.1% to $0.58, and adjusted EPS grew 25.5% to $0.59, which is in-line with the Company’s guidance range.
•	During the third quarter, the Company repurchased approximately 8.8 million shares of its common stock for $298 million.
•	The Company is providing guidance for the fourth quarter of fiscal 2021:
o	Organic net sales growth is expected in the range of (10)% to (12)%
o	Adjusted operating margin is expected in the range of 14% to 15%
o	Adjusted EPS is expected in the range of $0.49 to $0.55
•	The Company is reaffirming its fiscal 2022 guidance.

CEO Perspective

Sean Connolly, president and chief executive officer of Conagra Brands, commented, “We have made significant investments in our business over the past five-plus years, modernizing our products to generate consumer demand.  Our strong third-quarter results benefited from these investments. We continued to invest in the business during the quarter, with a focus on ensuring our products are available both online and in stores, as we aim to maximize consumer acquisition during this period of heightened demand.”

He continued, “We remain confident that each of our retail domains – frozen, snacks, and staples - is well-positioned to sustain the benefits of the eat-at-home habits consumers have developed during the COVID-19 pandemic.  Our continued business momentum, coupled with our disciplined approach to investment, reinforce our confidence in the long-term potential of the business and our ability to create sustained value for our shareholders.  We further demonstrated this confidence by repurchasing nearly $300 million of our common stock this quarter, which came after we raised our quarterly dividend 29% earlier this fiscal year.”

CONAGRA BRANDS

Total Company Third Quarter Results

In the quarter, net sales increased 8.5% to $2.8 billion.  The growth in reported net sales primarily reflects:

•

a 1.2% net decrease from the divestitures of the Lender’s bagel business, the H.K. Anderson business, and the Peter Pan peanut butter business, and the exit of the private label peanut butter business (collectively, the Sold Businesses); and

•	a 9.7% increase in organic net sales.

The 9.7% increase in organic net sales was driven by a 6.1% increase in volume and a favorable price/mix impact of 3.6%.  The volume increase was primarily driven by continued elevated at-home food consumption as a result of the COVID-19 pandemic, which benefitted the Company’s retail segments.  This increase was partially offset by the pandemic’s negative impact on the Foodservice segment as well as a temporary supply chain disruption related to a winter storm near the end of the quarter. The price/mix favorability was primarily driven by favorable mix, lower promotional activity, and inflation-justified pricing in Foodservice.

Gross profit increased 10.8% to $758 million in the quarter, and adjusted gross profit increased 8.9% to $761 million.  Gross margin increased 58 basis points to 27.4% in the quarter, and adjusted gross margin increased 12 basis points to 27.5%.  The net sales increase, together with supply chain realized productivity, favorable margin mix, cost synergies associated with the Pinnacle Foods acquisition, and fixed cost leverage combined to more than offset input cost inflation, higher transportation costs, COVID-19-related expenses, and the lost profit from the Sold Businesses.

Selling, general, and administrative expense (SG&A), which includes advertising and promotional expense (A&P), decreased 3.2% to $310 million in the quarter.  Adjusted SG&A, which excludes A&P, increased 5.2% to $244 million, primarily as a result of higher incentive compensation, as well as higher commissions expense as a result of increased sales compared to the prior-year period.  This expense was slightly offset by favorability from synergies and COVID-19-related savings, such as reduced travel expense.

A&P for the quarter increased 11.8% to $73 million, driven primarily by higher eCommerce investments.

Net interest expense was $101 million in the quarter.  Compared to the prior-year period, net interest expense decreased 14.5% or $17 million, driven primarily by lower levels of debt outstanding.

The average diluted share count decreased 0.2% compared to the prior-year period to 488 million, driven by the Company’s share repurchase activity.  Compared to the second quarter of fiscal 2021, the average diluted share count decreased 0.7%.

In the quarter, net income attributable to Conagra Brands increased 37.8% to $281 million, or $0.58 per diluted share.  Adjusted net income attributable to Conagra Brands increased 24.1% to $287 million, or $0.59 per diluted share, in the quarter.  The increases were driven primarily by the increase in gross profit.

Adjusted EBITDA, which includes equity method investment earnings and pension and postretirement non-service income, increased 9.9% to $566 million in the quarter, primarily driven by the increase in adjusted gross profit.

Grocery & Snacks Segment Third Quarter Results

Net sales for the Grocery & Snacks segment increased 10.8% to $1.1 billion in the quarter reflecting:

•	a 2.3% decrease from the impact of the Sold Businesses; and
•	a 13.1% increase in organic net sales.

CONAGRA BRANDS

On an organic net sales basis, volume increased 9.4% and price/mix increased 3.7%.  Volume benefited from continued elevated at-home food consumption as a result of the COVID-19 pandemic.  The increase in price/mix was primarily driven by reduced promotional activity and favorable mix.  Many snacks and staples brands experienced strong organic net sales growth in the quarter, including snack brands Orville Redenbacher’s, Act II, Swiss Miss, Snack Pack, and Slim Jim as well as staples brands Chef Boyardee, Libby’s, PAM, Hunt’s, and Armour Star.

Operating profit for the segment increased 45.6% to $290 million in the quarter.  Adjusted operating profit increased 16.4% to $245 million, primarily driven by organic net sales growth, supply chain realized productivity, favorable margin mix, cost synergies associated with the Pinnacle Foods acquisition, and fixed cost leverage.  These benefits were partially offset by the impacts of input cost inflation, higher transportation costs, COVID-19-related expenses, higher SG&A, and lost profit from the Sold Businesses.

Refrigerated & Frozen Segment Third Quarter Results

Net sales for the Refrigerated & Frozen segment increased 11.7% to $1.2 billion in the quarter reflecting:

•	a 0.4% decrease from the impact of the Sold Businesses; and
•	a 12.1% increase in organic net sales.

On an organic net sales basis, volume increased 7.8% and price/mix increased 4.3%.  Volume benefited from continued elevated at-home food consumption as a result of the COVID-19 pandemic.  The price/mix increase was primarily driven by favorable mix and lower promotional activity.  Marie Callender’s, Birds Eye, Banquet, P.F. Chang’s Home Menu, and Reddi-wip were among the brands with the strongest organic sales growth in the quarter.

Operating profit for the segment increased 12.5% to $215 million in the quarter.  Adjusted operating profit increased 10.0% to $222 million as the benefits of higher organic net sales, supply chain realized productivity, favorable margin mix, fixed cost leverage, and cost synergies associated with the Pinnacle Foods acquisition more than offset the impacts of input cost inflation, higher transportation costs, COVID-19-related expenses, increased A&P investments, and lost profit from the Sold Businesses.

International Segment Third Quarter Results

Net sales for the International segment increased 9.0% to $241 million in the quarter reflecting:

•	a 0.5% decrease from the impact of the Sold Businesses,
•	a 0.3% decrease from the unfavorable impact of foreign exchange; and
•	a 9.8% increase in organic net sales.

On an organic net sales basis, volume increased 6.7% and price/mix increased 3.1%. During the quarter, the segment benefited from elevated demand related to the impacts of the COVID-19 pandemic, and experienced strong growth in each of its regions across snacks, staples, and frozen. The price/mix increase was driven by inflation-justified pricing and favorable mix.

Operating profit for the segment increased 24.7% to $28 million in the quarter.  Adjusted operating profit increased 24.7% to $28 million as the benefits from the increase in organic net sales, supply chain realized productivity, fixed cost leverage, and favorable product mix were partially offset by the impacts of higher input costs, higher transportation costs, and foreign exchange.

Foodservice Segment Third Quarter Results

Net sales for the Foodservice segment decreased 17.2% to $194 million in the quarter reflecting:

•	a 0.7% decrease from the impact of the Sold Businesses; and
•	a 16.5% decrease in organic net sales.

CONAGRA BRANDS

On an organic net sales basis, volume decreased 19.5% primarily driven by lower restaurant traffic as a result of the COVID-19 pandemic.  Price/mix was favorable at 3.0% in the quarter primarily driven by increased pricing to offset higher input costs.

Operating profit for the segment decreased 53.3% to $13 million in the quarter, as the impacts of lower organic net sales and higher input costs, and COVID-19-related expenses, more than offset the impacts of favorable supply chain realized productivity and cost synergies associated with the Pinnacle Foods acquisition.

Other Third Quarter Items

Corporate expenses increased 28.8% to $97 million in the quarter, primarily driven by expenses associated with the early extinguishment of debt.  Adjusted corporate expense increased 5.1% to $63 million in the quarter primarily as a result of higher incentive compensation expense.

Pension and post-retirement non-service income was $14 million in the quarter compared to $16 million of income in the prior-year period.

In the quarter, equity method investment earnings were $22 million.  The 104.5% increase on a reported basis and the 93.3% increase on an adjusted basis were primarily driven by favorable market conditions.

In the quarter, the effective tax rate was 26.5% compared to 25.2% in the prior-year period.  The adjusted effective tax rate was 23.9% compared to 24.8% in the prior-year period.

In the quarter, the Company paid a dividend of $0.275 per share.

Portfolio Update

As previously disclosed on January 25, 2021, the Company completed the divestiture of the Peter Pan peanut butter business.  The business was reflected primarily within the Grocery & Snacks segment, and to a lesser extent within the International and Foodservice segments.  The sale is expected to have an annualized impact of reducing reported net sales by approximately $110 million and adjusted EPS by approximately $0.03.

Outlook

In the fourth quarter to-date, the Company has seen a sustained increase in demand in its retail segments when compared to pre-COVID-19 demand levels, driven by continued elevate at-home eating as well as the impact of customers beginning to rebuild inventories.  The Company has also continued to see reduced demand in its Foodservice segment when compared to pre-COVID-19 demand levels.  The Company has begun to experience elevated inflation in cost of goods sold, and COVID-19-related costs have also continued to impact the business.  Based on these factors, the Company is providing the following fourth quarter fiscal 2021 guidance:

•	Organic net sales growth is expected in the range of (10)% to (12)%
•	Adjusted operating margin is expected in the range of 14% to 15%
•	Adjusted EPS is expected in the range of $0.49 to $0.55

The Company’s fourth quarter guidance continues to assume that the end-to-end supply chain operates effectively during this period of heightened demand.

The Company is reaffirming its fiscal 2022 guidance of:

•	Organic net sales growth (3-year CAGR ending fiscal 2022) of +1% to +2%
•	Adjusted operating margin of 18% to 19%
•	Adjusted EPS of $2.63 to $2.73
•	Free cash flow conversion (percentage of adjusted net income 3-year average) of 95%+

CONAGRA BRANDS

The inability to predict the amount and timing of the impacts of foreign exchange, acquisitions, divestitures, and other items impacting comparability makes a detailed reconciliation of forward-looking non-GAAP financial measures impracticable.  Please see the end of this release for more information.

Items Affecting Comparability of EPS

The following are included in the $0.58 EPS for the third quarter of fiscal 2021 (EPS amounts rounded and after tax).  Please see the reconciliation schedules at the end of this release for additional details.

•	Approximately $0.01 per diluted share of net benefit related to corporate hedging derivative gains
•	Approximately $0.06 per diluted share of net benefit related to the gain on divestiture of a business
•	Approximately $0.02 per diluted share of net expense related to restructuring plans
•	Approximately $0.04 per diluted share of net expense related to the early extinguishment of debt
•	Approximately $0.01 per diluted share of net expense related to tax consulting fees
•	Approximately $0.01 per diluted share of net expense related to legal matters

The following are included in the $0.42 EPS for the third quarter of fiscal 2020 (EPS amounts rounded and after tax).  Please see the reconciliation schedules at the end of this release for additional details.

•	Approximately $0.05 per diluted share of net expense related to restructuring plans
•	Approximately $0.01 per diluted share of net expense related to corporate hedging derivative losses
•	Approximately $0.01 per diluted share of positive impact due to rounding

Definitions

Organic net sales excludes, from reported net sales, the impacts of foreign exchange, divested businesses and acquisitions, as well as the impact of any 53rd week.  All references to changes in volume and price/mix throughout this release are on an organic net sales basis.

References to adjusted items throughout this release refer to measures computed in accordance with GAAP less the impact of items impacting comparability. Items impacting comparability are income or expenses (and related tax impacts) that management believes have had, or are likely to have, a significant impact on the earnings of the applicable business segment or on the total corporation for the period in which the item is recognized, and are not indicative of the Company’s core operating results.  These items thus affect the comparability of underlying results from period to period.

References to earnings before interest, taxes, depreciation, and amortization (EBITDA) refer to net income attributable to Conagra Brands before the impacts of discontinued operations, income tax expense (benefit), interest expense, depreciation, and amortization.  References to adjusted EBITDA refer to EBITDA before the impacts of items impacting comparability.

Discussion of Results

Conagra Brands will host a webcast and conference call at 9:30 a.m. Eastern time today to discuss the results.  The live audio webcast and presentation slides will be available on www.conagrabrands.com/investor-relations under Events & Presentations. The conference call may be accessed by dialing 1-877-883-0383 for participants in the U.S. and 1-412-902-6506 for all other participants and using passcode 3971008. Please dial in 10 to 15 minutes prior to the call start time. Following the Company's remarks, the conference call will include a question-and-answer session with the investment community.  A replay of the webcast will be available on www.conagrabrands.com/investor-relations under Events & Presentations until April 8, 2022.

About Conagra Brands

Conagra Brands, Inc. (NYSE: CAG), headquartered in Chicago, is one of North America's leading branded food companies. Guided by an entrepreneurial spirit, Conagra Brands combines a rich heritage of making great food with a sharpened focus on innovation. The company's portfolio is evolving to satisfy people's changing food preferences. Conagra's iconic brands, such as Birds Eye®, Marie Callender's®, Banquet®, Healthy

CONAGRA BRANDS

Choice®, Slim Jim®, Reddi-wip®, and Vlasic®, as well as emerging brands, including Angie's® BOOMCHICKAPOP®, Duke's®, Earth Balance®, Gardein®, and Frontera®, offer choices for every occasion. For more information, visit www.conagrabrands.com.

Note on Forward-looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Readers of this document should understand that these statements are not guarantees of performance or results. Many factors could affect our actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements, including those set forth in this document. These risks, uncertainties, and factors include, among other things: the risk that the cost savings and any other synergies from the acquisition of Pinnacle Foods Inc. (the Pinnacle acquisition) may not be fully realized or may take longer to realize than expected; the risk that the Pinnacle acquisition may not be accretive within the expected timeframe or to the extent anticipated; the risks that the Pinnacle acquisition and related integration will create disruption to the Company and its management and impede the achievement of business plans; risks related to our ability to achieve the intended benefits of other recent acquisitions and divestitures; risks associated with general economic and industry conditions; risks associated with our ability to successfully execute our long-term value creation strategies; risks related to our ability to deleverage on currently anticipated timelines, and to continue to access capital on acceptable terms or at all; risks related to our ability to execute operating and restructuring plans and achieve targeted operating efficiencies from cost-saving initiatives, and to benefit from trade optimization programs; risks related to the effectiveness of our hedging activities and ability to respond to volatility in commodities; risks related to the Company's competitive environment and related market conditions; risks related to our ability to respond to changing consumer preferences and the success of our innovation and marketing investments; risks related to the ultimate impact of any product recalls and litigation, including litigation related to the lead paint and pigment matters, as well as any securities litigation, including securities class action lawsuits; risk associated with actions of governments and regulatory bodies that affect our businesses, including the ultimate impact of new or revised regulations or interpretations; risks related to the impact of the coronavirus (COVID-19) pandemic on our business, suppliers, consumers, customers and employees; risks related to our forecasts of consumer eat-at-home habits as the impacts of the COVID-19 pandemic abate; risks related to the availability and prices of raw materials, including any negative effects caused by inflation, weather conditions or health pandemics; disruptions or inefficiencies in our supply chain and/or operations, including from the COVID-19 pandemic; risks associated with actions by our customers, including changes in distribution and purchasing terms; risks and uncertainties associated with intangible assets, including any future goodwill or intangible assets impairment charges; and other risks described in our reports filed from time to time with the Securities and Exchange Commission. We caution readers not to place undue reliance on any forward-looking statements included in this document, which speak only as of the date of this document. We undertake no responsibility to update these statements, except as required by law.

Note on Non-GAAP Financial Measures

This document includes certain non-GAAP financial measures, including adjusted EPS, organic net sales, adjusted gross profit, adjusted operating profit, adjusted SG&A, adjusted corporate expenses, adjusted gross margin, adjusted operating margin, adjusted effective tax rate, adjusted net income attributable to Conagra Brands, free cash flow, net debt, net leverage ratio, and adjusted EBITDA. Management considers GAAP financial measures as well as such non-GAAP financial information in its evaluation of the Company’s financial statements and believes these non-GAAP measures provide useful supplemental information to assess the Company’s operating performance and financial position. These measures should be viewed in addition to, and not in lieu of, the Company’s diluted earnings per share, operating performance and financial measures as calculated in accordance with GAAP.

CONAGRA BRANDS

Certain of these non-GAAP measures, such as organic net sales, adjusted operating margin, adjusted EPS, adjusted net income, and free cash flow are forward-looking.  Historically, the Company has excluded the impact of certain items impacting comparability, such as, but not limited to, restructuring expenses, the impact of the extinguishment of debt, the impact of foreign exchange, the impact of acquisitions and divestitures, hedging gains and losses, impairment charges, the impact of legacy legal contingencies, and the impact of unusual tax items, from the non-GAAP financial measures it presents.  Reconciliations of these forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures are not provided because the Company is unable to provide such reconciliations without unreasonable effort, due to the uncertainty and inherent difficulty of predicting the occurrence and the financial impact of such items impacting comparability and the periods in which such items may be recognized.  For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

Hedge gains and losses are generally aggregated, and net amounts are reclassified from unallocated corporate expense to the operating segments when the underlying commodity or foreign currency being hedged is expensed in segment cost of goods sold. The Company identifies these amounts as items that impact comparability within the discussion of unallocated Corporate results.

CONAGRA BRANDS

Conagra Brands, Inc.

Consolidated Statements of Earnings

(in millions)

(unaudited)

	THIRD QUARTER
	Thirteen weeks ended	Thirteen weeks ended
	February 28, 2021	February 23, 2020	Percent Change
Net sales	$2,771.1	$2,555.0	8.5%
Costs and expenses:
Cost of goods sold	2,012.7	1,870.6	7.6%
Selling, general and administrative expenses	309.7	319.9	(3.2)%
Pension and postretirement non-service income	(13.7)	(16.4)	(16.5)%
Interest expense, net	100.6	117.7	(14.5)%
Income before income taxes and equity method investment earnings	361.8	263.2	37.5%
Income tax expense	101.6	68.9	47.4%
Equity method investment earnings	21.5	10.4	104.5%
Net income	$281.7	$204.7	37.6%
Less: Net income attributable to noncontrolling interests	0.3	0.3	0.0%
Net income attributable to Conagra Brands, Inc.	$281.4	$204.4	37.8%

Earnings per share - basic
Net income attributable to Conagra Brands, Inc.	$0.58	$0.42	38.1%
Weighted average shares outstanding	485.7	487.4	(0.3)%

Earnings per share - diluted
Net income attributable to Conagra Brands, Inc.	$0.58	$0.42	38.1%
Weighted average share and share equivalents outstanding	487.6	488.8	(0.2)%

CONAGRA BRANDS

Conagra Brands, Inc.

Consolidated Statements of Earnings

(in millions)

(unaudited)

	THIRD QUARTER YEAR TO DATE
	Thirty-nine weeks ended	Thirty-nine weeks ended
	February 28, 2021	February 23, 2020	Percent Change
Net sales	$8,445.2	$7,766.5	8.7%
Costs and expenses:
Cost of goods sold	5,987.7	5,619.7	6.5%
Selling, general and administrative expenses	967.7	1,090.5	(11.3)%
Pension and postretirement non-service income	(41.2)	(37.2)	10.8%
Interest expense, net	322.0	361.8	(11.0)%
Income before income taxes and equity method investment earnings	1,209.0	731.7	65.2%
Income tax expense	269.0	141.5	90.1%
Equity method investment earnings	51.0	50.3	1.3%
Net income	$991.0	$640.5	54.7%
Less: Net income attributable to noncontrolling interests	1.7	1.8	(10.1)%
Net income attributable to Conagra Brands, Inc.	$989.3	$638.7	54.9%

Earnings per share - basic
Net income attributable to Conagra Brands, Inc.	$2.03	$1.31	55.0%
Weighted average shares outstanding	487.4	487.1	0.1%

Earnings per share - diluted
Net income attributable to Conagra Brands, Inc.	$2.02	$1.31	54.2%
Weighted average share and share equivalents outstanding	489.2	488.4	0.2%

CONAGRA BRANDS

Conagra Brands, Inc.

Consolidated Balance Sheets

(in millions)

(unaudited)

	February 28, 2021	May 31, 2020
ASSETS
Current assets
Cash and cash equivalents	$80.7	$553.3
Receivables, less allowance for doubtful accounts of $3.0 and $2.6	841.4	860.8
Inventories	1,579.2	1,367.8
Prepaid expenses and other current assets	126.6	93.9
Current assets held for sale	—	10.1
Total current assets	2,627.9	2,885.9
Property, plant and equipment, net	2,526.8	2,392.7
Goodwill	11,395.6	11,389.0
Brands, trademarks and other intangibles, net	4,263.6	4,305.1
Other assets	1,291.2	1,273.4
Noncurrent assets held for sale	—	57.9
	$22,105.1	$22,304.0
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Notes payable	$728.7	$1.1
Current installments of long-term debt	220.6	845.5
Accounts payable	1,442.7	1,520.2
Accrued payroll	168.0	189.4
Other accrued liabilities	731.1	725.8
Current liabilities held for sale	—	5.4
Total current liabilities	3,291.1	3,287.4
Senior long-term debt, excluding current installments	8,278.1	8,900.8
Other noncurrent liabilities	2,206.1	2,165.1
Total stockholders' equity	8,329.8	7,950.7
	$22,105.1	$22,304.0

CONAGRA BRANDS

Conagra Brands, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in millions)

(unaudited)

	Thirty-nine weeks ended
	February 28, 2021	February 23, 2020
Cash flows from operating activities:
Net income	$991.0	$640.5
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	289.6	292.5
Asset impairment charges	4.2	113.5
Loss on extinguishment of debt	68.7	0.8
Loss (gain) on divestitures	(55.0)	2.2
Equity method investment earnings in excess of distributions	(19.3)	(15.8)
Stock-settled share-based payments expense	41.1	29.0
Contributions to pension plans	(23.7)	(11.0)
Pension benefit	(29.2)	(25.8)
Other items	12.6	11.3
Change in operating assets and liabilities excluding effects of business acquisitions and dispositions:
Receivables	18.5	(37.2)
Inventories	(206.7)	(104.6)
Deferred income taxes and income taxes payable, net	15.9	(33.3)
Prepaid expenses and other current assets	(27.9)	(14.6)
Accounts payable	(24.1)	116.4
Accrued payroll	(21.4)	(40.0)
Other accrued liabilities	1.8	(17.4)
Deferred employer payroll taxes	33.9	—
Net cash flows from operating activities	1,070.0	906.5
Cash flows from investing activities:
Additions to property, plant and equipment	(396.7)	(265.3)
Proceeds from divestitures, net of cash divested	112.2	191.4
Sale of property, plant and equipment	1.1	8.7
Purchase of marketable securities	(6.8)	(37.9)
Sale of marketable securities	8.3	43.1
Other items	—	0.1
Net cash flows from investing activities	(281.9)	(59.9)
Cash flows from financing activities:
Issuances of commercial paper, maturities greater than 90 days	298.6	—
Repayment of commercial paper, maturities greater than 90 days	(49.9)	—
Net issuances (repayments) of other short-term borrowings	478.9	(0.1)
Issuance of long-term debt	988.2	—
Repayment of long-term debt	(2,312.1)	(665.9)
Debt issuance costs	(6.2)	—
Repurchase of Conagra Brands, Inc. common shares	(298.1)	—
Payment of intangible asset financing arrangement	(12.9)	(13.6)
Cash dividends paid	(341.7)	(310.1)
Exercise of stock options and issuance of other stock awards, including tax withholdings	(8.4)	4.3
Other items	—	0.8
Net cash flows from financing activities	(1,263.6)	(984.6)
Effect of exchange rate changes on cash and cash equivalents and restricted cash	2.9	0.4
Net change in cash and cash equivalents and restricted cash	(472.6)	(137.6)
Cash and cash equivalents and restricted cash at beginning of period	554.3	237.6
Cash and cash equivalents and restricted cash at end of period	$81.7	$100.0

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures

(in millions)

Q3 FY21	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Total Conagra Brands
Net Sales	$1,133.1	$1,203.1	$240.9	$194.0	$2,771.1
Impact of foreign exchange	—	—	0.7	—	0.7
Net sales from divested businesses	(8.8)	—	(0.2)	(0.1)	(9.1)
Organic Net Sales	$1,124.3	$1,203.1	$241.4	$193.9	$2,762.7

Year-over-year change - Net Sales	10.8%	11.7%	9.0%	(17.2)%	8.5%
Impact of foreign exchange (pp)	—	—	0.3	—	—
Net sales from divested businesses (pp)	2.3	0.4	0.5	0.7	1.2
Organic Net Sales	13.1%	12.1%	9.8%	(16.5)%	9.7%

Volume (Organic)	9.4%	7.8%	6.7%	(19.5)%	6.1%
Price/Mix	3.7%	4.3%	3.1%	3.0%	3.6%
Q3 FY20	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Total Conagra Brands
Net Sales	$1,022.9	$1,076.8	$220.9	$234.4	$2,555.0
Net sales from divested businesses [1]	(29.1)	(3.8)	(1.0)	(2.1)	(36.0)
Organic Net Sales	$993.8	$1,073.0	$219.9	$232.3	$2,519.0

Q3 FY21 YTD	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Total Conagra Brands
Net Sales	$3,552.6	$3,581.7	$709.7	$601.2	$8,445.2
Impact of foreign exchange	—	—	18.8	—	18.8
Net sales from divested businesses	(38.3)	—	(1.4)	(1.6)	(41.3)
Organic Net Sales	$3,514.3	$3,581.7	$727.1	$599.6	$8,422.7

Year-over-year change - Net Sales	13.0%	11.8%	7.6%	(20.9)%	8.7%
Impact of foreign exchange (pp)	—	—	2.9	—	0.2
Net sales from divested businesses (pp)	4.3	0.8	0.3	1.4	2.2
Organic Net Sales	17.3%	12.6%	10.8%	(19.5)%	11.1%

Volume (Organic)	14.0%	8.7%	7.9%	(23.2)%	8.0%
Price/Mix	3.3%	3.9%	2.9%	3.7%	3.1%
Q3 FY20 YTD	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Total Conagra Brands
Net Sales	$3,143.0	$3,204.2	$659.6	$759.7	$7,766.5
Net sales from divested businesses [1]	(145.7)	(23.2)	(3.6)	(14.9)	(187.4)
Organic Net Sales	$2,997.3	$3,181.0	$656.0	$744.8	$7,579.1

1 A portion of our Net sales from divested businesses relates to our private label peanut butter business, which we exited in the third quarter of fiscal 2020. This exit occurred in waves and continued to produce net sales through the end of fiscal 2020.

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures

(in millions)

Q3 FY21	Grocery & Snacks		Refrigerated & Frozen		International		Foodservice		Corporate Expense	Total Conagra Brands
Operating Profit	$290.2		$214.6		$27.8		$12.8		$(96.7)	$448.7
Restructuring plans	4.2		7.0		—		—		4.2	15.4
Acquisitions and divestitures	—		—		—		—		1.5	1.5
Gain on divestiture of a business	(49.7)		—		—		—		—	(49.7)
Early extinguishment of debt	—		—		—		—		24.4	24.4
Consulting fees on tax matters	—		—		—		—		5.3	5.3
Legal matters	—		—		—		—		4.3	4.3
Corporate hedging derivative losses (gains)	—		—		—		—		(6.4)	(6.4)
Adjusted Operating Profit	$244.7		$221.6		$27.8		$12.8		$(63.4)	$443.5

Operating Profit Margin	25.6%		17.8%		11.6%		6.6%			16.2%
Adjusted Operating Profit Margin	21.6%		18.4%		11.6%		6.6%			16.0%
Year-over-year % change - Operating Profit	45.6%		12.5%		24.7%		(53.3)%		28.8%	23.1%
Year-over year % change - Adjusted Operating Profit	16.4%		10.0%		24.7%		(53.3)%		5.1%	10.6%
Year-over-year bps change - Adjusted Operating Profit	105	bps	(29	) bps	145	bps	(505	) bps		31	bps
Q3 FY20	Grocery & Snacks		Refrigerated & Frozen		International		Foodservice		Corporate Expense	Total Conagra Brands
Operating Profit	$199.4		$190.7		$22.3		$27.2		$(75.1)	$364.5
Restructuring plans	10.9		10.5		—		—		10.4	31.8
Acquisitions and divestitures	—		—		—		—		0.6	0.6
Loss on divestiture of a business	—		0.2		—		—		—	0.2
Adjustment to contract settlement gain	0.1		—		—		—		—	0.1
Corporate hedging derivative losses (gains)	—		—		—		—		3.8	3.8
Adjusted Operating Profit	$210.4		$201.4		$22.3		$27.2		$(60.3)	$401.0

Operating Profit Margin	19.5%		17.7%		10.1%		11.6%			14.3%
Adjusted Operating Profit Margin	20.6%		18.7%		10.1%		11.6%			15.7%

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures

(in millions)

Q3 FY21 YTD	Grocery & Snacks		Refrigerated & Frozen		International		Foodservice		Corporate Expense	Total Conagra Brands
Operating Profit	$890.2		$719.0		$105.8		$60.0		$(285.2)	$1,489.8
Restructuring plans	25.9		19.9		(0.1)		—		16.3	62.0
Acquisitions and divestitures	—		—		—		—		4.7	4.7
Gain on divestiture of businesses	(55.0)		—		—		—		—	(55.0)
Early extinguishment of debt	—		—		—		—		68.7	68.7
Consulting fees on tax matters	—		—		—		—		6.5	6.5
Legal matters	—		—		—		—		2.3	2.3
Corporate hedging derivative losses (gains)	—		—		—		—		(7.2)	(7.2)
Adjusted Operating Profit	$861.1		$738.9		$105.7		$60.0		$(193.9)	$1,571.8

Operating Profit Margin	25.1%		20.1%		14.9%		10.0%			17.6%
Adjusted Operating Profit Margin	24.2%		20.6%		14.9%		10.0%			18.6%
Year-over-year % change - Operating Profit	44.8%		34.7%		43.9%		(38.0)%		8.7%	41.0%
Year-over year % change - Adjusted Operating Profit	24.6%		25.3%		41.0%		(38.0)%		0.1%	24.9%
Year-over-year bps change - Adjusted Operating Profit	225	bps	222	bps	353	bps	(275	) bps		240	bps
Q3 FY20 YTD	Grocery & Snacks		Refrigerated & Frozen		International		Foodservice		Corporate Expense	Total Conagra Brands
Operating Profit	$614.8		$533.7		$73.5		$96.6		$(262.3)	$1,056.3
Restructuring plans	49.2		12.3		1.4		—		53.6	116.5
Acquisitions and divestitures	3.0		—		—		—		0.6	3.6
Impairment of businesses held for sale	31.4		27.6		—		—		—	59.0
Brand impairment charges	3.5		15.8		—		—		—	19.3
Loss on divestiture of businesses	1.5		0.2		—		—		—	1.7
Contract settlement gain	(11.9)		—		—		—		—	(11.9)
Legal matters	—		—		—		—		(1.5)	(1.5)
Environmental matters	—		—		—		—		6.6	6.6
Corporate hedging derivative losses (gains)	—		—		—		—		9.2	9.2
Adjusted Operating Profit	$691.5		$589.6		$74.9		$96.6		$(193.8)	$1,258.8

Operating Profit Margin	19.6%		16.7%		11.1%		12.7%			13.6%
Adjusted Operating Profit Margin	22.0%		18.4%		11.4%		12.7%			16.2%

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures

(in millions)

Q3 FY21	Gross profit		Selling, general and administrative expenses		Operating profit [1]		Income before income taxes and equity method investment earnings	Income tax expense	Income tax rate	Net income attributable to Conagra Brands, Inc.	Diluted EPS from income attributable to Conagra Brands, Inc common stockholders
Reported	$758.4		$309.7		$448.7		$361.8	$101.6	26.5%	$281.4	$0.58
% of Net Sales	27.4%		11.2%		16.2%
Restructuring plans	9.2		6.2		15.4		15.4	3.8		11.6	0.02
Acquisitions and divestitures	—		1.5		1.5		1.5	0.3		1.2	—
Corporate hedging derivative losses (gains)	(6.4)		—		(6.4)		(6.4)	(1.6)		(4.8)	(0.01)
Advertising and promotion expenses [2]	—		73.3		—		—	—		—	—
Gain on divestiture of a business	—		(49.7)		(49.7)		(49.7)	(21.8)		(27.9)	(0.06)
Early extinguishment of debt	—		24.4		24.4		24.4	6.1		18.3	0.04
Consulting fees on tax matters	—		5.3		5.3		5.3	1.3		4.0	0.01
Legal matters	—		4.3		4.3		4.3	1.1		3.2	0.01
Capital loss valuation allowance adjustment	—		—		—		—	(0.5)		0.5	—
Adjusted	$761.2		$244.4		$443.5		$356.6	$90.3	23.9%	$287.5	$0.59
% of Net Sales	27.5%		8.8%		16.0%
Year-over-year % of net sales change - reported	58	bps	(135	) bps	193	bps
Year-over-year % of net sales change - adjusted	12	bps	(27	) bps	31	bps

Year-over-year change - reported	10.8%		(3.2)%		23.1%		37.5%	47.4%		37.8%	38.1%
Year-over-year change - adjusted	8.9%		5.2%		10.6%		19.8%	17.8%		24.1%	25.5%

Q3 FY20	Gross profit	Selling, general and administrative expenses	Operating profit [1]	Income before income taxes and equity method investment earnings	Income tax expense	Income tax rate	Net income attributable to Conagra Brands, Inc.	Diluted EPS from income attributable to Conagra Brands, Inc common stockholders
Reported	$684.4	$319.9	$364.5	$263.2	$68.9	25.2%	$204.4	$0.42
% of Net Sales	26.8%	12.5%	14.3%
Restructuring plans	10.9	20.9	31.8	31.8	7.9		23.9	0.05
Acquisitions and divestitures	—	0.6	0.6	0.6	0.2		0.4	—
Corporate hedging derivative losses (gains)	3.8	—	3.8	3.8	1.0		2.8	0.01
Advertising and promotion expenses [2]	—	65.5	—	—	—		—	—
Pension settlement and valuation adjustment	—	—	—	(1.9)	(0.4)		(1.5)	—
Adjustment to gain on Ardent JV asset sale	—	—	—	—	0.1		0.5	—
Adjustment to contract settlement gain	—	0.1	0.1	0.1	—		0.1	—
Loss on divestiture of a business	—	0.2	0.2	0.2	0.1		0.1	—
Unusual tax items	—	—	—	—	(1.1)		1.1	—
Rounding	—	—	—	—	—		—	(0.01)
Adjusted	$699.1	$232.6	$401.0	$297.8	$76.7	24.8%	$231.8	$0.47
% of Net Sales	27.4%	9.1%	15.7%

1 Operating profit is derived from taking Income from continuing operations before income taxes and equity method investment earnings, adding back Interest expense, net and removing Pension and postretirement non-service income.

2 Advertising and promotion expense (A&P) has been removed from adjusted selling, general and administrative expense because this metric is used in reporting to management, and management believes this adjusted measure provides useful supplemental information to assess the Company’s operating performance.  Please note that A&P is not removed from adjusted profit measures.

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures

(in millions)

Q3 FY21 YTD	Gross profit		Selling, general and administrative expenses		Operating profit [1]		Income before income taxes and equity method investment earnings	Income tax expense	Income tax rate	Net income attributable to Conagra Brands, Inc.	Diluted EPS from income attributable to Conagra Brands, Inc common stockholders
Reported	$2,457.5		$967.7		$1,489.8		$1,209.0	$269.0	21.3%	$989.3	$2.02
% of Net Sales	29.1%		11.5%		17.6%
Restructuring plans	29.1		32.9		62.0		62.0	15.5		46.5	0.09
Acquisitions and divestitures	—		4.7		4.7		4.7	1.1		3.6	0.01
Corporate hedging derivative losses (gains)	(7.2)		—		(7.2)		(7.2)	(1.8)		(5.4)	(0.01)
Advertising and promotion expenses [2]	—		182.8		—		—	—		—	—
Gain on divestiture of businesses	—		(55.0)		(55.0)		(55.0)	(23.6)		(31.4)	(0.06)
Early extinguishment of debt	—		68.7		68.7		68.7	17.2		51.5	0.11
Consulting fees on tax matters	—		6.5		6.5		6.5	1.6		4.9	0.01
Legal matters	—		2.3		2.3		2.3	0.6		1.7	—
Capital loss valuation allowance adjustment	—		—		—		—	24.8		(24.8)	(0.05)
Unusual tax items	—		—		—		—	7.6		(7.6)	(0.02)
Adjusted	$2,479.4		$724.8		$1,571.8		$1,291.0	$312.0	23.2%	$1,028.3	$2.10
% of Net Sales	29.4%		8.6%		18.6%
Year-over-year % of net sales change - reported	146	bps	(258	) bps	404	bps
Year-over-year % of net sales change - adjusted	130	bps	(105	) bps	240	bps

Year-over-year change - reported	14.5%		(11.3)%		41.0%		65.2%	90.1%		54.9%	54.2%
Year-over-year change - adjusted	13.8%		(3.2)%		24.9%		38.4%	36.0%		37.5%	37.3%

Q3 FY20 YTD	Gross profit	Selling, general and administrative expenses	Operating profit [1]	Income before income taxes and equity method investment earnings	Income tax expense	Income tax rate	Net income attributable to Conagra Brands, Inc.	Diluted EPS from income attributable to Conagra Brands, Inc common stockholders
Reported	$2,146.8	$1,090.5	$1,056.3	$731.7	$141.5	18.1%	$638.7	$1.31
% of Net Sales	27.6%	14.0%	13.6%
Restructuring plans	23.0	93.5	116.5	117.1	27.1		90.0	0.18
Acquisitions and divestitures	—	3.6	3.6	3.6	1.0		2.6	0.01
Corporate hedging derivative losses (gains)	9.2	—	9.2	9.2	2.3		6.9	0.01
Advertising and promotion expenses [2]	—	171.5	—	—	—		—	—
Pension settlement and valuation adjustment	—	—	—	(1.9)	(0.4)		(1.5)	—
Gain on Ardent JV asset sale	—	—	—	—	(1.0)		(3.2)	(0.01)
Impairment of businesses held for sale	—	59.0	59.0	59.0	4.0		55.0	0.11
Contract settlement gain	—	(11.9)	(11.9)	(11.9)	(3.0)		(8.9)	(0.02)
Brand impairment charges	—	19.3	19.3	19.3	4.5		14.8	0.03
Legal matters	—	(1.5)	(1.5)	(1.5)	(0.4)		(1.1)	—
Environmental matters	—	6.6	6.6	6.6	1.6		5.0	0.01
Loss on divestiture of businesses	—	1.7	1.7	1.7	(0.2)		1.9	—
Unusual tax items	—	—	—	—	52.5		(52.5)	(0.11)
Rounding	—	—	—	—	—		—	0.01
Adjusted	$2,179.0	$748.7	$1,258.8	$932.9	$229.5	23.4%	$747.7	$1.53
% of Net Sales	28.1%	9.6%	16.2%

1 Operating profit is derived from taking Income from continuing operations before income taxes and equity method investment earnings, adding back Interest expense, net and removing Pension and postretirement non-service income.

2 Advertising and promotion expense (A&P) has been removed from adjusted selling, general and administrative expense because this metric is used in reporting to management, and management believes this adjusted measure provides useful supplemental information to assess the Company’s operating performance.  Please note that A&P is not removed from adjusted profit measures.

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures

(in millions)

	Q3 FY21	Q3 FY20	% Change
Equity method investment earnings	$21.5	$10.4	104.5%
Adjustment to gain on Ardent JV asset sale	—	0.6
Adjusted equity method investment earnings	$21.5	$11.0	93.3%

	Q3 FY21 YTD	Q3 FY20 YTD	% Change
Equity method investment earnings	$51.0	$50.3	1.3%
Gain on Ardent JV asset sale	—	(4.2)
Adjusted equity method investment earnings	$51.0	$46.1	10.5%

	Q3 FY21	Q3 FY20	% Change
Pension and postretirement non-service income	$(13.7)	$(16.4)	(16.5)%
Pension settlement and valuation adjustment	—	1.9
Adjusted pension and postretirement non-service income	$(13.7)	$(14.5)	(5.3)%

	Q3 FY21 YTD	Q3 FY20 YTD	% Change
Pension and postretirement non-service income	$(41.2)	$(37.2)	10.8%
Restructuring plans	—	(0.6)
Pension settlement and valuation adjustment	—	1.9
Adjusted pension and postretirement non-service income	$(41.2)	$(35.9)	14.9%

	February 28, 2021	February 23, 2020	% Change
Net cash flows from operating activities	$1,070.0	$906.5	18.0%
Additions to property, plant and equipment	(396.7)	(265.3)	49.5%
Free cash flow	$673.3	$641.2	5.0%

	Q3FY21	Q3 FY20
Notes payable	$728.7	$0.8
Current installments of long-term debt	220.6	923.8
Senior long-term debt, excluding current installments	8,278.1	8,897.8
Subordinated debt	—	195.9
Total Debt	$9,227.4	$10,018.3
Less: Cash	80.7	99.0
Net Debt	$9,146.7	$9,919.3

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures

(in millions)

Q3 FY21 LTM [2]
Net Debt	$9,146.7

Net income attributable to Conagra Brands, Inc.	$1,190.7
Add Back: Income tax expense	328.8
Income tax expense attributable to noncontrolling interests	(1.2)
Interest expense, net	447.3
Depreciation	326.3
Amortization	59.7
Earnings before interest, taxes, depreciation, and amortization (EBITDA)	$2,351.6
Restructuring plans [1]	49.9
Acquisitions and divestitures	6.4
Corporate hedging derivative gains	(10.9)
Consulting fees on tax matters	6.5
Pension settlement and valuation adjustment	44.8
Gain on divestiture of businesses	(55.0)
Legal matters	7.3
Early extinguishment of debt	68.7
Brand impairment charges	146.2
Adjustment to gain on Ardent JV asset sale	0.1
Adjusted EBITDA	$2,615.6

Net Debt to Adjusted LTM EBITDA	3.5

1 Excludes comparability items related to depreciation.

2 Last twelve months

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures

(in millions)

	Q3 FY21	Q3 FY20	% Change
Net income attributable to Conagra Brands, Inc.	$281.4	$204.4	37.8%
Add Back: Income tax expense	101.6	68.9
Income tax expense attributable to noncontrolling interests	(0.2)	(0.2)
Interest expense, net	100.6	117.7
Depreciation	81.7	84.2
Amortization	14.9	14.9
Earnings before interest, taxes, depreciation, and amortization	$580.0	$489.9	18.4%
Restructuring plans [1]	6.6	21.9
Acquisitions and divestitures	1.5	0.6
Corporate hedging derivative losses (gains)	(6.4)	3.8
Pension settlement and valuation adjustment	—	(1.9)
Early extinguishment of debt	24.4	—
Consulting fees on tax matters	5.3	—
Adjustment to contract settlement gain	—	0.1
Loss (gain) on divestiture of businesses	(49.7)	0.2
Legal matters	4.3	—
Adjustment to gain on Ardent JV asset sale	—	0.6
Adjusted Earnings before interest, taxes, depreciation, and amortization	$566.0	$515.2	9.9%

1 Excludes comparability items related to depreciation.

	Q3 FY21 YTD	Q3 FY20 YTD	% Change
Net income attributable to Conagra Brands, Inc.	$989.3	$638.7	54.9%
Add Back: Income tax expense	269.0	141.5
Income tax expense attributable to noncontrolling interests	(0.6)	(0.3)
Interest expense, net	322.0	361.8
Depreciation	244.8	247.6
Amortization	44.8	44.9
Earnings before interest, taxes, depreciation, and amortization	$1,869.3	$1,434.2	30.3%
Restructuring plans [1]	36.3	92.9
Acquisitions and divestitures	4.7	3.6
Corporate hedging derivative losses (gains)	(7.2)	9.2
Pension settlement and valuation adjustment	—	(1.9)
Early extinguishment of debt	68.7	—
Consulting fees on tax matters	6.5	—
Impairment of businesses held for sale	—	59.0
Loss (gain) on divestiture of businesses	(55.0)	1.7
Legal matters	2.3	(1.5)
Environmental matters	—	6.6
Contract settlement gain	—	(11.9)
Brand impairment charges	—	19.3
Gain on Ardent JV asset sale	—	(4.2)
Adjusted Earnings before interest, taxes, depreciation, and amortization	$1,925.6	$1,607.0	19.8%

1 Excludes comparability items related to depreciation.